UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

UNITED BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-16540	34-1405357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 South 4th Street, Martins Ferry, Ohio		43935-0010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (740) 633-0445

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 13, 2013, the Board of Directors of United Bancorp, Inc. appointed Gary W. Glessner to fill an open seat existing on the Boards of both United Bancorp, Inc. and its wholly-owned commercial bank subsidiary, The Citizens Savings Bank. Mr. Glessner, age 46, is the owner and managing member of Glessner & Associates, PLLC, which is a Certified Public Accounting firm in the Wheeling, West Virginia area that primarily focuses on financial statement and tax return preparation. Mr. Glessner has a degree in accounting from Wheeling College and obtained his CPA license in 1991. In addition, he also holds insurance licenses for life, health, annuity, property & casualty, as well as NASD Series 6 and 63 licensure as a registered representative with HD Vest Financial Services. It is intended that Mr. Glessner will begin to immediately serve on the Audit Committee of the Company’s Board of Directors.

Mr. Glessner will receive the standard fees for serving on the Boards of Directors of both the Company and the Bank. Each member of the Board of Directors of the Company receives an annual retainer fee of $7,500 and $914 for each meeting attended. Each member of the Board of Directors of the Bank receives an annual retainer fee of $5,000 and $688.00 for each meeting attended. For serving as a member of the Audit Committee of the Company’s Board of Directors, Mr. Glessner will receive an additional $316 per meeting attended (other than those held in connection with a full meeting of the Board of Directors). Mr. Glessner will also have an opportunity to participate in the Director Deferred Compensation Plan available to members of both the Company’s and the Bank’s Boards of Directors.

In addition, the Company, through the Bank, generally engages in the lending of money to Directors and their related interests. All such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability or present other unfavorable features.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2013	UNITED BANCORP, INC.

/s/ James W. Everson
James W. Everson, Chairman and Chief Executive Officer